Exhibit 99.1

October 7, 2015

Dear Axion Shareholders:

After yesterday's market close, the Company announced that it was unable to reach terms with LCB International, Inc. that would result in a comprehensive agreement for funding and technology licensing as earlier contemplated by the June 2015 binding letter of intent between the parties. We are deeply disappointed in this outcome; however, despite the enormous effort put forth by management and its advisors over the past four months, LCB was ultimately unwilling to work within the framework as set forth in the binding letter of intent, and Axion’s efforts were to no avail.

While the negotiations were ongoing, the Company was also implementing steps to meet its restructure and strategic mission. Key activities included cost reductions in staffing and operations and a substantial electrode production effort to support trial manufacture of carbon lead batteries at outside facilities. Success will allow the Company to sell or lease its underutilized battery production unit. Engineering work progressed on the preliminary design, site leasing and permits preparation for a major frequency regulation project in Sharon PA. The Company's marketing agent, Pacific Energy Ventures, was active in identifying possible financial partners for this project.

On the research front, the Company continued with bench scale development of its Gen 4 carbon electrode technology. It has also been evaluating advanced materials that could enhance performance and will continue to do so.

To assist and allow the Company to achieve its restructure and to find appropriate strategic partners the Board of Directors has engaged the services of Phoenix Capital Resources and Phoenix Management Services. Phoenix has considerable experience provide proven leadership and experience to the Company in its transition and turnaround from its legacy business to its new high tech strategy. Likewise, the Phoenix Capital Resources team will provide a dedicated effort to find strategic business and financial partners for the Company. Both teams will work side by side with the Company management in these efforts.

We appreciate the continued short-term lenders and long-term shareholder support, and especially thank the employee team at Axion for their loyal efforts.

Very truly yours,

/s/ Donald Farley

Donald Farley

Chairman